UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011 (May 10, 2011)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 10, 2011, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders.  The following 5 proposals were submitted to a vote of security holders.  Of the total issued and outstanding shares as of April 1, 2011, the record date, 87% or 46,894,390 voted in this election.  Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum but are not considered voted in other proposals.

1.  Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders.  A total of 27,260,240 shares were cast.  The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	% of Total Voted
Najeeb Ghauri	26,847,897	412,343	98.49%
Naeem Ghauri	26,841,730	418,510	98.46%
Salim Ghauri	26,733,921	526,319	98.07%
Shahid Burki	26,710,787	549,453	97.98%
Eugen Beckert	26,678,838	581,402	97.87%
Mark Caton	26,771,707	488,533	98.21%
Alexander Shakow	26,715,034	545,206	98.00%

2.  Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2011.  The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted
46,894,390	45,058,216	1,086,542	749,632	96.08%
.
3.  Approval of Executive Compensation by non-binding vote.

The shareholders approved, in a non-binding vote, the compensation of the named executives of the Company for the fiscal year ended June 30, 2010.   The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain
27, 260,240	25,724,444	1,193,103	342,693

4. Recommend, by non-binding vote, the Frequency of Votes on Executive Compensation.

The shareholders recommended, in a non-binding vote, that the frequency of executive compensation votes occur biennially.

The following sets for the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	1 year-Annually	2 year-Biennially	3 year-Triennially
26,929,620	9,555,456	15,056,055	2,318,109

5.  2011 Equity Incentive Plan

The shareholders approved the adoption of the Company’s 2011 Equity Incentive Plan.  The following sets forth the tabulation of the shares voting in connection with this proposal.

Total Shares Voted	For	Against	Abstain	% of Total Voted
27,259,240	15,035,175	12,018,982	205,083	55.15%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: May 16, 2011	/s/Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: May 16, 2011	/s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer